Exhibit 23.3

CONSENT OF INDEPENDENT REGISTERED CHARTERED ACCOUNTANT

We consent to the incorporation by reference in this Registration Statement on Form F-3 of Gazit-Globe Ltd. of our report dated March 15, 2012, (relating to the consolidated financial statements of First Capital Realty Inc. not presented separately) appearing in the Annual Report on Form 20-F of Gazit-Globe Ltd. for the year ended December 31, 2012. We also consent to the reference to us under the heading “Experts” in the Prospectus, which is part of this Registration Statement.

/s/ Deloitte LLP

Chartered Professional Accountants, Chartered Accountants

Licensed Public Accountants

April 23, 2013